Exhibit 10.9

Description of the 2010 Executive Officer Bonus Plan

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Manitex International, Inc. (the “Company”) approved the Company’s 2010 Executive Officer Bonus Plan (“Bonus Plan”) on March 24, 2010. All executive officers of the Company, including its principal executive officer and principal financial officer, and a number of other management employees are eligible participants in the Bonus Plan. Under the Bonus Plan, executives and managers are to be paid quarterly discretionary bonuses. Any bonus payments are contingent on the Company having cumulative operating income for the year through the quarter ending immediately prior to payment and must be approved by the Compensation Committee. The Company intends to pay the quarterly bonuses in a combination of stock and cash. The stock awards will be granted pursuant to the Company’s Second Amended and Restated 2004 Equity Incentive Plan. Although bonuses pursuant to the Bonus Plan are dependent on having cumulative operating income, the Compensation Committee may adjust bonuses based on any measures either financial or non-financial that the Committee believes will benefit long-term stockholder value.

42